Exhibit 99.1

Press Release

CONTACT:

Tricia Haugeto

Array BioPharma Inc.
(303) 386-1193
thaugeto@arraybiopharma.com

ARRAY BIOPHARMA REPORTS POSITIVE NEW DATA ON ErbB-2 / EGFR INHIBITOR, ARRY-543

— Drug Produces Stable Disease In Patients With Advanced Solid Tumors —

— Future Clinical Trial Plans Announced —

Boulder, Colo., (October 24, 2007) — Array BioPharma Inc. (NASDAQ: ARRY) today announced that its ErbB-2 / EGFR inhibitor, ARRY-543, produced stable disease in refractory patients with advanced solid tumors in a Phase 1 clinical trial.  The results were presented at the 2007 AACR-NCI-EORTC International Conference on Molecular Targets and Cancer Therapeutics by Mace Rothenberg, M.D., Ingram Professor of Cancer Research, Vanderbilt-Ingram Cancer Center.  The poster is also available as a PDF on Array’s website at www.arraybiopharma.com.

ARRY-543, a small molecule that is administered orally, was well-tolerated up to 300 mg BID (twice daily).  The maximally tolerated dose has not yet been established on the BID dose schedule.  The most common adverse events included fatigue, nausea, anorexia, diarrhea and rash, which are all typically seen with tyrosine kinase inhibitors.  Systemic concentrations of ARRY-543 increased with escalating doses at all dose levels tested and ARRY-543 was able to achieve blood levels that are predicted to provide continuous and profound inhibition of the molecular targets. In completed cohorts, sixty percent of patients receiving doses of 200 mg BID and higher had prolonged stable disease.  Based on these results, the BID regimen has been chosen for Phase 2 studies.

“I believe ARRY-543 has the potential to be a clinically significant drug in the treatment of patients with ErbB-2 / EGFR- driven tumors,” said Dr. Rothenberg.  “We’re excited about continuing research on this important new targeted therapy.”

Clinical Trial Plans

Based on these positive Phase 1 clinical results, Array plans to conduct additional studies with ARRY-543 over the next 12 months:

•                  Expansion of the Phase 1 trial in 30 to 40 additional patients at the maximum tolerated dose (MTD)

•                  Half of the patients with trastuzumab-resistant ErbB2-positive metastatic breast cancer

•                  Half of the patients with other ErbB-family-driven cancers

•                  Phase 1b/2 trial of ARRY-543 in combination with cetuximab in patients with metastatic colorectal cancer

•                  Phase 1b/2 trial of ARRY-543 in combination with capecitabine in patients with metastatic breast cancer

•                  Phase 1b/2 trial of ARRY-543 in combination with trastuzumab as maintenance therapy for patients with metastatic breast cancer

About the ARRY-543 Phase 1 Trial

The open-label, dose-escalation trial was designed to evaluate safety, tolerability and pharmacokinetics of ARRY-543 following oral administration to patients with advanced cancer.  In addition, the trial was designed to examine indicators of therapeutic activity in these patients.

About ErbB-2 / EGFR and ARRY-543

ErbB-2 and EGFR are receptor kinase targets that are over-expressed in a number of malignancies, including breast, lung, pancreas, colon and head and neck cancers. Stimulation of ErbB-2 and EGFR is associated with cell proliferation and with multiple processes involved in tumor progression, invasion and metastases.  Herceptin® (trastuzumab) is an intravenously-dosed protein therapeutic currently on the market for the treatment of breast cancers that over-express ErbB-2.  Herceptin has also recently been reported to show promising therapeutic benefits in early, post-surgery, breast cancer patients being treated chronically. We believe these results suggest a high potential value for an orally active drug that regulates ErbB-2 and that can be conveniently dosed for extended periods of time. Erbitux® (cetuximab), an intravenously-dosed protein therapeutic, and Tarceva® (erlotinib), a small molecule inhibitor, are currently marketed drugs that modulate EGFR only. Tykerb® (lapatinib), a small molecule drug that modulates ErbB-2 and EGFR, has been approved for the treatment of certain Herceptin-resistant breast cancers and is still undergoing clinical trials for other cancers.

There is evidence that the concurrent inhibition of ErbB-2 and EGFR provides enhanced efficacy in treatment of some cancers. ARRY-543, a novel orally active dual inhibitor of EGFR and ErbB-2, behaves as a reversible ATP-competitive inhibitor with nanomolar potency both in vitro and in cell-based proliferation assays.  In preclinical models, ARRY-543 demonstrated significant dose-related tumor growth inhibition when administered orally.  ARRY-543 has demonstrated efficacy in certain preclinical models where Tarceva or Herceptin are not active and has shown equivalent or improved efficacy compared to Tykerb.

About Array BioPharma

Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat life-threatening and debilitating diseases.  Our proprietary drug development pipeline is focused on the treatment of cancer and inflammatory diseases and includes clinical candidates that are designed to regulate therapeutically important protein targets.  In addition, leading pharmaceutical and biotechnology companies collaborate with Array to discover and develop drug candidates across a broad range of therapeutic areas. For more information on Array, please go to www.arraybiopharma.com.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about our future plans for advancing certain of our proprietary drug programs, the potential to earn future milestone payments, license fees or royalty revenue, and the plans of our collaborators to further develop drugs we have out-licensed or on which we are collaborating. These statements involve significant risks and uncertainties, including those discussed in our annual report filed on form 10-K for the year ended June 30, 2007, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to continue to fund and successfully progress internal research efforts and to create effective, commercially viable drugs, our ability to achieve and maintain profitability, the extent to which the pharmaceutical and biotechnology industries are willing to in-license drug candidates for their product pipelines and to collaborate with and fund third parties on their drug discovery activities, our ability to out-license our proprietary candidates on favorable terms, risks associated with our dependence on our collaborators for the clinical development and commercialization of our out-licensed drug candidates, the ability of our collaborators and of Array to meet objectives tied to milestones and royalties, and our ability to attract and retain experienced scientists and management.  We are providing this information as of October 24, 2007. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

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